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                                                                    EXHIBIT 99.2

June 1, 2000

Via Facsimile (770)261-3636

Accord Networks, Ltd.

This letter confirms that the University of Notre Dame consents to the use of the attached case study in a potential public disclosure or filing made by Accord.

University of Notre Dame

/s/ William H. Brewster
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William H. Brewster
Director Videoconferencing Technology

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University of Notre Dame

The University of Notre Dame uses real-time interactive visual communications to connect students and professors located on campus with students in cities around the United States and the world. The backbone of Notre Dame's visual communications network is our MGC-100 system. Notre Dame utilizes both H.320 and H.323 standards to connect students in a variety of locations over ISDN digital telephone lines, a dedicated educational local area network, and over the Internet. For example, Notre Dame offers an executive master of business administration program that uses two way video/audio from its campus in South Bend, Indiana to Indianapolis, Indiana, Toledo, Ohio and two sites in Chicago, Illinois. Notre Dame also uses our MGC-100 system to connect students between campuses in London and the United States over the Internet.